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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-32869, 33-46735, 33-46734 and 33-30058 of Terra Industries Inc. and
subsidiaries on Forms S-8 and Registration Statements No. 2-90808, 2-84876, 2-84669 and 333-68766 of Terra Industries Inc. and subsidiaries on Form S-3 of our report dated January 30, 2003, except for Note 24, as to which the date is February 28, 2003 and Note 25, as to which the date is May 12, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the Company's adoption of Statements of financial Accounting Standards Nos. 142 and 145), appearing in this current report on Form 8-K/A.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 5, 2003